Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned parties hereby agrees to file jointly the statement on Schedule 13D (including any amendments thereto) with respect to the acquisition or disposition of common stock, $0.001 par value per share, of YP Corp.

Each of the undersigned parties agrees that each is responsible for timely filing the Schedule 13D (including any amendment thereto) and for the completeness and accuracy of the information concerning such party contained therein, but none of them is responsible for the completeness or accuracy of the information concerning the other parties making the filing unless such party knows or has reason to believe that such information is inaccurate.  This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Date: June 18, 2007	/s/ Rajesh Navar
Rajesh Navar
President, YP Corp.
Co-Trustee, Rajesh & Arati Navar Living Trust

Date: June 18, 2007	/s/ Arati Navar
Arati Navar
Co-Trustee, Rajesh & Arati Navar Living Trust

Date: June 18, 2007	/s/ Rajesh Navar, as Co-Trustee
for the Rajesh & Arati Navar Living Trust dated 9/23/2002